Exhibit (h)(4)
ADMINISTRATIVE SERVICES AGREEMENT
     Agreement made as of May 12, 2010 by and among, Morgan Stanley Smith Barney LLC (“MSSB”), and each of the series of Consulting Group Capital Markets Funds set forth on Schedule B attached hereto severally and not jointly (collectively, the “Funds”).
     WHEREAS, MSSB is registered under the Securities Exchange Act of 1934, as amended, as a broker-dealer;
     WHEREAS, shares of the Funds are available to participants in advisory programs or asset based fee programs sponsored by MSSB;
     WHEREAS, for the convenience of its customers, MSSB may be the record owner of such Fund shares and may track the beneficial ownership of such shares and distribute dividends and shareholder information and performs other services with respect to its customers’ accounts;
     WHEREAS, the parties have agreed to move certain Fund share positions of customers of the Morgan Stanley channel of MSSB, which are currently carried in a proprietary platform to one or more master or omnibus accounts (“Omnibus Accounts”) on the books and records of Brown Brothers Harriman & Co. (the “Custodian”) registered in the name of MSSB (the process of moving the said positions is referred to below as the “Conversion”); and
     WHEREAS, to support such omnibus arrangement, MSSB has agreed to provide additional sub-accounting, recordkeeping and other administrative services with respect to such customer positions on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees as follows:
1.	Performance of Services. Commencing upon completion of the Conversion, MSSB will perform the services specified on Schedule A hereto (the “Services”) with respect to its customers that maintain in their MSSB accounts shares of the Funds and classes (i.e., CUSIPs) designated by MSSB as eligible for the Services (each a “Customer” and collectively, the “Customers”). The Services may be changed from time to time to include other services by mutual agreement of the parties, and Schedule A shall be amended to reflect those changes. MSSB will receive orders from Customers and MSSB may direct an affiliate to perform some or all of the Services on its behalf; provided, however, that the appointment of any affiliate shall not relieve MSSB of its responsibilities or liabilities hereunder. MSSB shall be solely responsible for any compensation payable to such affiliate.
2.	Access to Records. Upon request of the Funds, MSSB shall provide copies of its records relating to transactions in shares of the Funds on behalf of the Customer accounts, to enable the Funds or its representatives to: (a) comply with any request of a government body or self-regulatory organization; (b) verify compliance by MSSB with the terms of this Agreement; (c) make required regulatory reports; or (d) perform required Funds or shareholder supervision. MSSB shall provide an annual report on internal controls prepared by an independent auditor pursuant to Statement on Auditing Standards No. 70.

3.	Fees. No fees will be paid in consideration of the Services provided hereunder to MSSB. MSSB may provide the Funds with services other than the Services, and MSSB shall be entitled to compensation for such additional services as agreed to by the parties.

4.	Fund Cooperation. The Funds or its representatives will provide or cause to be provided to MSSB, in a form reasonably requested by MSSB: (a) up-to-date Fund profiles for each Fund and share class held by Customers, for purposes of enabling MSSB to set system parameters in accordance with the requirements of the Funds’ prospectus; (b) daily share price information for each such share class; (c) daily Omnibus Account balances and reconciliation data; (d) dividend information; (e) information regarding the Funds to be included in annual shareholder tax statements; and (f) such other information and cooperation from the Funds as MSSB may reasonably request in order to provide the Services. The Funds shall timely review reports provided to them by MSSB in connection with the Services, and shall promptly notify MSSB if they become aware of any errors or discrepancies therein.

5.	Confidentiality. MSSB and the Funds agree to treat all records and any information obtained in connection with fulfillment of each party’s obligation under this Agreement confidential, and shall not disclose information contained therein except as required by law. All such records and information maintained by MSSB and its affiliates in connection with this Agreement, as well as the names, addresses and other identifying information of MSSB customers (including the Customers) and MSSB’s sales and support personnel, are the exclusive property of MSSB and shall remain so notwithstanding any release thereof in connection with the Services or this Agreement. The Funds warrant that neither it nor any of its affiliates or representatives having access to such records or information shall use such records or information: (i) to solicit, directly or indirectly, any Customer of MSSB for purchase of products or services; or (ii) for any other purpose not expressly contemplated under this Agreement.

6.	Indemnification.
(a) MSSB shall indemnify and hold harmless each Fund from and against any and all claim, demand, action, loss, damage, liability, cost, charge that it may incur including, without limitation, reasonable attorneys’ fees and expenses (collectively, “Losses”) as a result of MSSB’s breach of this Agreement or its violation of law, except to the extent any such Losses are caused by the negligence, bad faith or willful misconduct of a Fund.
(b) Each Fund shall indemnify and hold harmless MSSB from any and all Losses as a result of a Fund’s breach of this Agreement or its violation of law, except to the extent such Losses are caused by the negligence, bad faith or willful misconduct of MSSB.
(c) In any case in which a party (the “Indemnifying Party”) may be asked to indemnify or hold harmless any other party (the “Indemnified Party”) under this Agreement, the Indemnifying Party shall be advised of all the pertinent facts concerning the situation in question. The Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party, although, the failure to do so shall not prevent recovery by the Indemnified Party except to the extent that the Indemnifying Party is prejudiced as a result of such failure to timely notify. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any settlement or compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.
7.	Termination. This Agreement may be terminated, at any time by any party upon 30 days written notice to the other party. In the event of the termination of this Agreement the parties will reasonably cooperate to make alternative arrangements for the servicing and maintenance of the Customers’ Fund shareholdings. The provisions of Paragraphs 5, 6, 13, 15, and 16 will survive termination of this Agreement.

8.	Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement among the parties hereto with respect to the specific matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This Agreement does not supersede the dealer and participation agreements entered into between MSSB and the Funds’ distributor.

9.	Notice. All communications under this Agreement shall be written and sent to a party at the address provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was delivered personally to the other party or received by express delivery or facsimile (with receipt) by the other party at its address and fax number specified in this Agreement. Any party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

10.	Amendments. All amendments hereto must be in writing and signed by the parties hereto.

11.	Assignment. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the non-assigning party, except that a party may, upon notice to the other, assign its right and obligations hereunder to an affiliate or successor entity that is duly qualified to assume and perform such party’s obligation hereunder.

12.	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be effected or impaired thereby, and they shall be construed, to the extent practical to give effect the overall intent of this Agreement.

13.	Arbitration. If a dispute arises between the parties with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The parties agree that, to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry.

14.	Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes beyond the reasonable control of such party; or (v) nonperformance by a third party or any similar cause beyond the party’s reasonable control, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the relevant party shall be excused from performance and observance of the obligations so affected (and from any related indemnity obligations under Paragraph 6 above) for as long as such circumstances prevail provided each party uses commercially reasonable efforts to recommence performance or observance as soon as practicable.

15.	CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL A PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTIES, THEIR AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS IN RESPECT OF THIS AGREEMENT OR THE SERVICES UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER ANY PERSON OR ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.	Governing Law. This Agreement shall be governed by the laws of the State of New York without application of the conflicts of law principles thereof.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

MORGAN STANLEY SMITH BARNEY LLC		Address for Notice:

By:	/s/ Margaret Flynn-Martin Name: Margaret Flynn-Martin	2000 Westchester Avenue Purchase, New York 10057 fax number:

Title: Executive Director	with a copy to: Mutual Fund Operations Harborside Plaza 2 Jersey City, New Jersey 07302

CONSULTING GROUP CAPITAL MARKETS FUNDS,
on behalf of each of the Funds		Address for Notice:

By:	/s/ Dominic Maurillo	222 Delaware Avenue

	Print Name: Dominic Maurillo	Wilmington, Delaware 19801
	Title: COO - CGCM Funds	fax number:

SCHEDULE A
          Pursuant to the Agreement by and among the parties hereto, MSSB shall perform, or direct an affiliate to provide, the following Services:
1.	Aggregate and transmit to the Funds purchase and redemption orders on behalf of Customers.

2.	Maintain separate records for each Customer with respect to each of the Funds held by such Customer, which records shall reflect shares purchased and redeemed, including the date and price and charges assessed for all transactions, and share balances.

3.	Prepare and transmit to Customers confirmations of all transactions in Fund shares.*

4.	Prepare and transmit to Customers periodic account statements at least quarterly, and as frequently as required by law, showing the total number of shares owned as of the statement closing date, purchases and redemptions of Fund shares during the period covered by the statement and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares).*

5.	Forward or have forwarded to Customers (i) Fund prospectuses, proxy materials, reports and other information supplied by the Funds and required to be sent to shareholders under the federal securities laws, and (ii) upon request of the Funds, Fund communications deemed by the Funds, through its Board of Trustees or similar governing body, to be material to shareholders of the Funds. The Funds shall be responsible for the costs associated with MSSB’s forwarding such materials to Customers.*

6.	Withhold and remit taxes on dividends and distributions and, prepare, file or transmit all reports and returns, in each case as required by U.S. law with respect to each Customer account. *

7.	Calculate the correct sales charges (including front-end or CDSC) for each individual shareholder and forward applicable CDSC charges to the Fund provided pursuant to Section 4.

8.	Provide each Fund with information, on a daily basis, regarding Customer share purchases by state or jurisdiction of Customer’s address.

9.	Provide to the Funds monthly CDSC reports with respect to any affected class of Fund shares held by Customers.

10.	Calculate trail commissions and invoice the Fund distributor on a monthly basis.

11.	Notify Fund via NSCC of the transfer of a Customer’s account to another dealer of record.

*	MSSB may at its option consolidate or utilize “household” mailing and/or electronic communications for this information where permissible under applicable law.

12.	Provide a daily report indicating the MSSB branch and registered representative code for each Fund share transaction, including, the dollar amount, number of shares and transaction type.

SCHEDULE B
Large Capitalization Growth Investments
Large Capitalization Value Equity Investments
Small Capitalization Growth Investments
Small Capitalization Value Equity Investments
International Equity Investments
Emerging Markets Equity Investments
Core Fixed Income Investments
High Yield Investments
International Fixed Income Investments
Municipal Bond Investments
Money Market Investments